                                                                     EXHIBIT 4.2








                                 LOAN AGREEMENT

                                     BETWEEN

                                NATIONSBANK, N.A.

                                       AND

                       MARTHA STEWART LIVING OMNIMEDIA LLC



                                February 3, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
I.    DEFINITIONS AND REFERENCE TERMS....................................    1

II.   LOANS..............................................................   10
      A.    Loan.........................................................   10
      B.    Note.........................................................   10
      C.    Interest Rate and Repayment..................................   11
      D.    Use of Proceeds..............................................   11
      E.    Clean-Up Period..............................................   11
      F.    Reduction of Commitment......................................   11
      G.    Extension of Maturity Date...................................   11
      H.    Prepayments..................................................   11
            (1)   Mandatory Prepayments..................................   11
            (2)   Optional Prepayment....................................   12
      I.    Commitment Fee...............................................   12
      J.    Payment......................................................   12
      K.    Computations of Interest; Business Day.......................   12
      L.    Increased Costs, Etc.........................................   13
      M.    Letters of Credit............................................   13

III.  CONDITIONS TO LOANS................................................   14
      A.    Conditions to All Loans......................................   14
      B.    Conditions to Initial Loan...................................   15

IV.   REPRESENTATIONS AND WARRANTIES.....................................   18
      A.    Good Standing................................................   18
      B.    Authorization................................................   18
      C.    No Conflicts.................................................   18
      D.    Approvals....................................................   19
      E.    Binding Agreement............................................   19
      F.    Litigation...................................................   19
      G.    Compliance with Laws.........................................   19
      H.    Taxes........................................................   19
      I.    Accuracy of Information......................................   19
      J.    Use of Proceeds..............................................   19
      K.    Ownership of Properties......................................   20
      L.    ERISA........................................................   20
      M.    Environmental................................................   20
      N.    Purchase Documents...........................................   20
      O.    Solvency.....................................................   21

      P.    Investment Company Act; Public Utility Holding
              Company Act................................................   21

V.    AFFIRMATIVE COVENANTS..............................................   21
      A.    Financial Statements and Other Information...................   21
      B.    Insurance....................................................   23
      C.    Existence and Compliance.....................................   24
      D.    Taxes........................................................   24
      E.    Use of Proceeds..............................................   24
      F.    Maintenance..................................................   24
      G.    Environmental................................................   24
      H.    ERISA........................................................   25
      I.    Obligations under Loan Documents.............................   25
      J.    Other Obligations............................................   25
      K.    Maintaining Records; Access to Properties and
              Inspections; Right to Audit................................   25
      L.    Maintenance of Accounts......................................   26
      M.    Assignment of Life and Disability Insurance;
              Copyright and Trademark Filings............................   26
      N.    Further Assurances...........................................   26

VI.   NEGATIVE COVENANTS.................................................   26
      A.    Liens........................................................   26
      B.    Debt.........................................................   27
      C.    Investments..................................................   27
      D.    Capital Expenditures.........................................   27
      E.    Dividends, Distributions and Payments........................   28
      F.    Consolidations, Mergers and Sales of Assets..................   28
      G.    Sale and Lease-Back Transactions.............................   28
      H.    Sales of Receivables.........................................   28
      I.    Quick Ratio..................................................   28
      J.    Debt Service Coverage Ratio..................................   28
      K.    Character of Business........................................   29
      L.    Subsidiaries.................................................   29
      M.    Accounting Change............................................   29
      N.    Transactions with Affiliates.................................   29
      O.    ERISA........................................................   29
      P.    Prepayment or Modification of Indebtedness;
              Modification of Agreements.................................   30
      Q.    Negative Pledges, Etc........................................   30

VII.  REMEDIES UPON DEFAULT..............................................   31

VIII. NOTICES............................................................   31

IX.   COSTS, EXPENSES AND ATTORNEYS' FEES................................   32

X.    MISCELLANEOUS......................................................   33
      A.    Cumulative Rights and No Waiver..............................   33
      B.    Applicable Law...............................................   33
      C.    Amendment....................................................   33
      D.    Right to Setoff..............................................   34
      E.    Documents....................................................   34
      F.    Partial Invalidity...........................................   34
      G.    Survivability................................................   34
      H.    Headings.....................................................   34
      I.    Counterparts.................................................   34

XI.   ARBITRATION........................................................   34
      A.    SPECIAL RULES................................................   35
      B.    RESERVATION OF RIGHTS........................................   35

XII.  NO ORAL AGREEMENT..................................................   36


Exhibits

Exhibit A - Borrower Security Agreement
Exhibit B - Form of Borrowing Base Certificate
Exhibit C - Guaranty
Exhibit D - Kmart Consent
Exhibit E - Lifetime Consent
Exhibit F - Note
Exhibit G - Partnership Guaranty
Exhibit H - Partnership Security Agreement
Exhibit I - Sherwin-Williams Consent
Exhibit J - Stewart Security Agreement
Exhibit K - Subordination Agreement

NATIONSBANK, N.A.
LOAN AGREEMENT

      This Loan Agreement (the "Agreement"), dated as of February 3, 1997, by and between NationsBank, N.A., a national banking association (the "Bank"), and the Borrower described below.

      In consideration of the Loans described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Bank and the Borrower agree as follows:

      I. DEFINITIONS AND REFERENCE TERMS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

            A. "AFFILIATE" of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and, without limiting the generality of the foregoing, includes (i) any Person which beneficially owns or holds 10% or more of any class of voting securities of such Person or 10% or more of the equity interest in such Person,
(ii) any Person of which such Person beneficially owns or holds 10% or more of any class of voting securities or in which such Person beneficially owns or holds 10% or more of the equity interest in such Person and (iii) any director, officer, member or partner of such Person.

            B. "AVAILABILITY" means, at any time, an amount equal to (i) the lesser of (A) the Commitment and (B) the Borrowing Base, minus (ii) the sum of
(A) the aggregate principal amount of all Loans outstanding at such time and (B) an amount equal to all reserves which the Bank establishes in accordance with the provisions of this Agreement.

            C. "BANKRUPTCY CODE" means Title 11 of the United States Code, as amended.

            D. "BORROWER SECURITY AGREEMENT" means the Security Agreement dated as of the Closing Date between the Borrower and the Bank in the form of Exhibit A hereto, as the same may be amended, modified or supplemented from time to time.

            E. "BORROWER" means Martha Stewart Living Omnimedia LLC, a Delaware limited liability company.

            F. "BORROWER'S ADDRESS" means 20 West 43rd Street, 25th Floor, New York, New York 10036.

            G. "BORROWING BASE" means, at any date of determination, an amount equal to the product of (i) seventy-five percent (75%) and (ii) the sum of (A) Eligible Receivables on such date plus (B) the product of (i) fifty percent (50%) and (ii) the Eligible Subscription Receivables on such date. The amount of Eligible Receivables and Eligible Subscription Receivables shall be determined by the Bank by reference to the Borrowing Base Certificate then most recently delivered to it; provided that the information contained in any such Borrowing Base Certificate shall not be conclusive in calculating the amount of Eligible Receivables and Eligible Subscription Receivables on any date and the resulting Borrowing Base and, after consultation with the Borrower, the Bank shall be entitled to adjust the amount of Eligible Receivables on such date and the resulting Borrowing Base by establishing reserves and otherwise adjusting the amounts and other information contained therein to the extent that the Bank believes in its reasonable credit judgment that such adjustments are necessary or appropriate to cause the Borrowing Base (as so adjusted) to reflect the standards set forth in the definition of the term "Eligible Receivables" in light of any factor which the Bank reasonably believes could adversely affect the value of the Eligible Receivables or the enforceability or the priority of the Bank's Liens therein, materially increase the likelihood of a bankruptcy, insolvency or other similar proceeding involving Borrower or cause a Default or an Event of Default.

            H. "BORROWING BASE CERTIFICATE" means a certificate, substantially in the form of Exhibit B hereto.

            I. "BUSINESS DAY" means any day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

            J. "CAPITAL EXPENDITURES" means for any period, the aggregate of all amounts which, in accordance with GAAP, would be added as a debit to the fixed asset account of such person, including, without limitation, all amounts paid or payable with respect to Capital Lease Obligations and interest which is required to be capitalized in accordance with GAAP.

            K. "CAPITAL LEASE OBLIGATION" means any obligation to pay rent or other amounts under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

            L. "CLOSING DATE" means the date on which the initial Loan is made hereunder after all of the conditions precedent set forth in Section III.B. have been satisfied or, at the sole discretion of the Bank, waived.

            M. "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder, as in effect from time to time.

            N. "COLLATERAL" means all property and interests therein (real and personal, tangible and intangible) in which a Lien is now or hereafter granted to the Bank by any Loan Party as security for the Obligations, including the property in which a Lien is purported to be granted to the Bank pursuant to the Borrower Security Agreement, the Partnership Security Agreement and the Stewart Security Agreement.

            O. "COMMITMENT" means the commitment of the Bank to make Loans pursuant to Section II.A. in an aggregate principal amount at any time outstanding not to exceed $10,000,000, as such commitment may be reduced or terminated in accordance with the provisions of this Agreement.

            P. "COMMITMENT FEE" has the meaning assigned to such term in Section II.I.

            Q. "CONTEMPLATED TRANSACTIONS" means the transactions contemplated by this Agreement and the other Loan Documents.

            R. "CURRENT ASSETS" means, at any time, with respect to the Borrower and the Subsidiaries, (i) the aggregate amount of all assets which would, in accordance with GAAP, properly be defined as current assets at such time minus
(ii) the aggregate amount of all assets which would, in accordance with GAAP, properly be defined as inventory.

            S. "CURRENT LIABILITIES" means, at any time, with respect to the Borrower and the Subsidiaries, (i) the aggregate amount of all liabilities which would, in accordance with GAAP, properly be defined as current liabilities, but in any event shall include all liabilities except those having a maturity date at such time which is more than one year from the date as of which such computation is being made minus (ii) the aggregate amount of all liabilities which would, in accordance with GAAP, properly be defined as deferred income.

            T. "CUSTOMER" means and includes the account debtor or obligor with respect to any Receivable.

            U. "DEBT SERVICE COVERAGE RATIO" means the aggregate of net income after taxes plus depreciation, amortization and other non-cash expenses, divided by the aggregate of the current portion of principal and interest on long-term debt and Capital Lease Obligations.

            V. "DEFAULT" means any condition, act or event which, with notice or lapse of time or both, would constitute an Event of Default.

            W. "ELIGIBLE RECEIVABLES" means, at any date, the sum of (A) the Lifetime Receivables on such date and (B) the amount equal to the aggregate amount of those Receivables which then conform to the following criteria: (i) such Receivable is created by the Borrower in the ordinary course of its business arising from the sale for cash of advertising time or space to a Customer that is a Person resident in, or whose principal executive office is located in, the United States, (ii) such Receivable has not remained unpaid later than ninety (90) days past the original invoice date, (iii) such Receivable is not due from a Customer whose obligations to the Borrower on Receivables which were due more than 90 days past the original invoice date exceeds 50% of such Customer's total obligations for Receivables, (iv) such Receivable is not evidenced by chattel paper or an instrument or security of any kind, (v) (a) the Bank holds a perfected, first priority security interest in such Receivable and (b) such Receivable is not subject to any other Lien whatsoever (other than a Lien in favor of Time Publishing that is subordinate to the Lien of the Bank therein in accordance with the terms of the Subordination Agreement),
(vi) such Receivable is denominated in United States dollars, (vii) the Customer or account party with respect to such Receivable is not the subject of any bankruptcy or insolvency proceeding of any kind and, to the knowledge of the Borrower, is Solvent or is not unable to pay its obligations in respect of such Receivable, (viii) such Receivable is net of (a) any returns, discounts, claims, credits or allowances and (b) any obligations owing under "make-good" contracts or arrangements, (ix) the Customer or account party with respect to such Receivable is not an Affiliate of any Loan Party or any Governmental Authority,
(x) such Receivable is not subject to any setoff, net-out contract, offset, deduction, dispute, credit, counterclaim or other defense arising out of the transactions represented by the Receivable or independently thereof, (xi) such Receivable is one upon which the Borrower's right to receive payment is absolute and is not contingent upon the fulfillment of any condition whatsoever and the Borrower is able to bring suit or otherwise enforce its remedies against the Customer or account party through judicial process and (xii) such Receivable is neither an Eligible Subscription Receivable nor arises from a subscription to any magazine or other publication.

            X. "ELIGIBLE SUBSCRIPTION RECEIVABLES" mean all Receivables of the Borrower that would otherwise constitute Eligible Receivables but that arise from a subscription to a magazine or other publication, but shall not include any such Receivable (or portion thereof) to the extent that the portion of the Borrowing Base attributable to such Receivables exceeds twenty-five percent (25%) of the total Borrowing Base on such date.

            Y. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

            Z. "ERISA AFFILIATE" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Code.

            AA. "EVENT OF DEFAULT" has the meaning assigned to such term in the Note.

            BB. "FISCAL YEAR" means the fiscal year of the Borrower for accounting purposes, which ends on December 31 of each year.

            CC. "GOVERNMENTAL AUTHORITY" means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            DD. "GUARANTOR" means Martha Stewart, an individual.

            EE. "GUARANTY" means the Continuing and Unconditional Guaranty dated as of the Closing Date executed by the Guarantor for the benefit of the Bank, in the form of Exhibit C hereto, as the same may be amended, modified or supplemented from time to time.

            FF. "HAZARDOUS MATERIALS" include all materials defined as hazardous materials or substances, or which form the basis of liability, under any local, state or federal environmental laws, rules or regulations, including, without limitation, petroleum, petroleum products, oil, polychlorinated biphenyls, radioactive substances and asbestos.

            GG. "INDEBTEDNESS" means, with respect to any Person, (i) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all obligations of such Person under direct or indirect guaranties in respect of, and contingent or other obligations of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services, (iii) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property owned by such Person, (iv) all obligations of such Person to make reimbursement or payment in respect of letters of credit and bankers' acceptances, and (v) the net liabilities of such Person under all interest rate swap, interest rate collar, interest rate cap, interest rate floor, forward rate agreements, commodity swaps or other agreements or arrangements designed to protect against fluctuations in interest rates or currency, commodity or equity values, each calculated in good faith in the reasonable discretion of the Bank.

            HH. "INDEMNIFIED PARTY" has the meaning assigned to such term in
Section IX.B.

            II. "INSURANCE ASSIGNMENTS" means (i) the collateral assignment to the Bank by the Borrower of a keyman life insurance policy issued by an insurance company satisfactory to the Bank insuring the life of the Guarantor in a minimum policy amount of $10,000,000 pursuant to an assignment agreement acceptable in form and substance to the Bank and delivered to the Bank pursuant to Section V.M. and (ii) the collateral assignment to the Bank by the Borrower of a disability policy issued by an insurance company satisfactory to the Bank insuring the Guarantor in a minimum policy amount of $10,000,000 pursuant to an assignment agreement acceptable in form and substance to the Bank and delivered to the Bank pursuant to Section V.M.

            JJ. "INVESTMENT" in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of capital stock, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of such Person,
(ii) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (iii) any other investment in such Person, including, without limitation, any guaranty incurred for the benefit of such Person.

            KK. "KMART CONSENT" means the Consent and Agreement, dated as of the date hereof, among Kmart Corporation, the Borrower and the Bank, substantially in the form of Exhibit D hereto, as the same may be amended, modified or supplemented from time to time.

            LL. "LETTERS OF CREDIT" has the meaning specified in Section II.M.

            MM. "LIEN" means, with respect to any asset, (i) any mortgage, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset, (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities or (iv) any other right of or arrangement with any creditor to be entitled to receive any such mortgage, lien, pledge, encumbrance, charge, or security interest on or to have such creditor's claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

            NN. "LIFETIME CONSENT" means the Consent and Agreement, dated as of the date hereof, among Lifetime Entertainment Services, the Borrower and the Bank, substantially in the form of Exhibit E hereto, as the same may be amended, modified or supplemented from time to time.

            OO. "LIFETIME RECEIVABLE" means a Receivable that arises from the agreement, dated as of April 19, 1996, by and between Lifetime Entertainment Services and assumed by the Borrower and has not remained unpaid later than ninety (90) days past the original date such payment is required to be made under such agreement.

            PP. "LLC AGREEMENT" means the Second Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of February 3, 1997, as the same may be amended, modified or supplemented from time to time.

            QQ. "LOAN DOCUMENT" means any of this Agreement, the Note, the Security Documents, the Guaranty, the Partnership Guaranty, the Kmart Consent, the Lifetime Consent, the Sherwin-Williams Consent, the Subordination Agreement, any Letter of Credit Application and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by the Borrower, the Guarantor, the Stewart Partnership or any third party in connection with any Loan.

            RR. "LOAN PARTIES" means, collectively, the Borrower, the Guarantor and the Stewart Partnership.

            SS. "LOANS" mean the loans made by the Bank to the Borrower pursuant to Section II.A and the issuance by the Bank of Letters of Credit for the account of the Borrower pursuant to Section II.M. At any time and for all purposes of this Agreement, each Letter of Credit issued by the Bank shall be deemed to be a Loan in a principal amount equal to the sum of (i) the undrawn amount of such Letter of Credit at such time and (ii) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time in respect of all drawings under such Letter of Credit.

            TT. "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, assets, liabilities, properties, prospects, operations or financial or other condition of the Borrower, or the other Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform or pay the Obligations in accordance with the terms hereof or of any other Loan Document or to perform its other obligations thereunder or (iii) the value of the Collateral or the amount which the Bank could receive in the liquidation of the Collateral.

            UU. "MATURITY DATE" means June 30, 1998 or such later date that is established pursuant to Section II.F.

            VV. "MULTIEMPLOYER PLAN" means a Plan (other than a Welfare Plan) which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

            WW. "NOTE" means the promissory note of the Borrower, in the form of Exhibit F hereto, evidencing the Obligations of the Borrower with respect to the Loans and delivered to the Bank pursuant to Section III.B.(2), as such promissory note may be modified or extended from time to time, and any promissory note or notes issued in exchange or replacement thereof.

            XX. "NOTICE OF BORROWING" has the meaning assigned to such term in
Section II.A.

            YY. "OBLIGATIONS" means (i) the obligations of any Loan Party to pay, as and when due and payable (by mandatory prepayment, by scheduled maturity or otherwise), all amounts from time to time owing by it pursuant to any Loan Document, whether for principal, interest, fees or otherwise and (ii) the obligations of any Loan Party to perform or observe all of such Loan Party's other obligations from time to time existing under any Loan Document.

            ZZ. "PARTNERSHIP AGREEMENT" means the Agreement of Limited Partnership of the Stewart Partnership, dated as of December 19, 1996, as the same may be amended, modified or supplemented from time to time.

            AAA. "PARTNERSHIP GUARANTY" means the Continuing and Unconditional Guaranty dated as of the Closing Date executed by the Stewart Partnership for the benefit of the Bank, in the form of Exhibit G hereto, as the same may be amended, modified or supplemented from time to time.

            BBB. "PARTNERSHIP SECURITY AGREEMENT" means the Security Agreement dated as of the Closing Date between the Stewart Partnership and the Bank in the form of Exhibit H hereto, as the same may be amended, modified or supplemented from time to time.

            CCC. "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

            DDD. "PERMITTED LIENS" has the meaning assigned to such term in
Section VI.A.

            EEE. "PERSON" means an individual, limited liability company, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or Governmental Authority.

            FFF. "PLAN" means, at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or an ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA.

            GGG. "PURCHASE AGREEMENT" means the Asset Purchase Agreement dated as of February 3, 1997 between the Borrower and Time Publishing, as the same may be amended, modified or supplemented from time to time solely as permitted by the terms of this Agreement.

            HHH. "PURCHASE DOCUMENTS" means the Purchase Agreement and all other documents, instruments, certificates and agreements executed and/or delivered in connection therewith (other than the Time Publishing Agreements), as the same may be amended, modified or supplemented from time to time solely as permitted by the terms of this Agreement.

            III. "PURCHASE TRANSACTIONS" means the transactions contemplated by the Purchase Agreement and the other Purchase Documents.

            JJJ. "REIMBURSEMENT OBLIGATION" means the obligation of the Borrower to reimburse amounts paid by the Bank in respect of any drawings under a Letter of Credit issued for the account of the Borrower.

            KKK. "RECEIVABLES" means and includes all of the Accounts Receivable (as defined in the Borrower Security Agreement) of the Borrower.

            LLL. "REPORTABLE EVENT" means any of the events set forth in Section 4043 of ERISA, other than those events as to which the 30-day notice period is waived under PBGC regulations.

            MMM. "SECURITY DOCUMENTS" means the Borrower Security Agreement, the Partnership Security Agreement, the Stewart Security Agreement, the Insurance Assignments and each other agreement now existing or hereafter created providing collateral security for, or in furtherance of the enforcement of, the payment or performance of any Obligations.

            NNN. "SHERWIN-WILLIAMS CONSENT" means the Consent and Agreement, dated as of the date hereof, among The Sherwin-Williams Company, the Borrower and the Bank, substantially in the form of Exhibit I hereto, as the same may be amended, modified or supplemented from time to time.

            OOO. "SOLVENT" means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            PPP. "STEWART PARTNERSHIP" means The Martha Stewart Family Limited Partnership, a Connecticut limited partnership.

            QQQ. "STEWART SECURITY AGREEMENT" means the Security Agreement dated as of the Closing Date between the Guarantor and the Bank in the form of Exhibit J hereto, as the same may be amended, modified or supplemented from time to time.

            RRR. "SUBORDINATION AGREEMENT" means the Subordination Agreement dated as of the Closing Date among the Bank, the Borrower and Time Publishing in the form of Exhibit K hereto, as the same may be amended, modified or supplemented from time to time.

            SSS. "SUBSIDIARY" means, with respect to the Borrower, (i) any corporation of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by the Borrower and/or one or more subsidiaries of the Borrower and (ii) any partnership, association, joint venture or other entity in which the Borrower has more than a 50% equity interest.

            TTT. "TERMINATION DATE" means the earlier of (i) the Maturity Date and (ii) the date on which the Bank terminates the Commitment following an Event of Default.

            UUU. "TIME PUBLISHING" means Time Publishing Ventures, Inc., a Delaware corporation.

            VVV. "TIME PUBLISHING AGREEMENTS" means, collectively, (i) the Note dated February 3, 1997 made by the Borrower in favor of Time Publishing in the principal amount of $30,000,000, (ii) the Security Agreement dated as of February 3, 1997 between the Borrower and Time Publishing and (iii) all other documents, instruments, guaranties, certificates and agreements executed and/or delivered in connection therewith, as each may be amended, modified or supplemented from time to time solely as permitted by the provisions of this Agreement.

            WWW. "TIME PUBLISHING INDEBTEDNESS" means the Indebtedness of the Borrower under the Time Publishing Agreements.

            XXX. "WELFARE PLAN" means a Plan which is a "welfare plan" as defined in Section 3(1) of ERISA.

      All accounting terms not specifically defined or specified herein shall have the meanings attributed to such terms under United States generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied. All calculations made for the purposes of determining compliance with this Loan Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section V.A. hereof; provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Bank shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Bank as to which no such objection shall have been made.

      II. LOANS.

            A. LOAN. The Bank hereby agrees, on the terms and conditions hereinafter set forth, to make one or more Loans (including by way of issuing one or more Letters of Credit) to the Borrower from the Closing Date to the Termination Date in an aggregate principal amount at any one time outstanding not to exceed the Commitment. Notwithstanding the foregoing or anything else contained herein or in any other Loan Document, the Bank shall have no obligation to make a Loan (including by way of issuing a Letter of Credit) and no Loan shall be made to the Borrower (including by way of issuing a Letter of Credit) if, after giving effect thereto, the Availability would be less than zero. Each Loan shall be in an amount equal to $100,000 or an integral multiple of $25,000 in excess thereof. Each request for a Loan, other than by way of issuing a Letter of Credit (a "Notice of Borrowing"), shall be made by telephonic or written communication by a Person reasonably believed by the Bank to be an authorized representative of the Borrower at least one (1) Business Day prior to the proposed date for such requested Loan. The Notice of Borrowing shall specify the proposed amount of such Loan and the Business Day on which such Loan shall be made. On the Business Day specified in the Notice of Borrowing and upon fulfillment of the applicable terms and conditions set forth in Article III hereof, the Bank will make the proceeds of such Loan available to the Borrower in same day funds in United States Dollars to the account specified by the Borrower, not later than 5:00 p.m. (New York City time) on such date. Each request for a Letter of Credit shall be made in accordance with Section II.M. Within the limits of the Commitment and subject to the second sentence of this Section II.A., the Borrower may borrow, repay in whole or in part and reborrow Loans pursuant to this Section until the Termination Date. Notwithstanding any other provision of this Agreement, the Commitment shall expire on, and the Bank shall have no obligation to extend credit to the Borrower or make any Loan (including by way of issuing a Letter of Credit) on or after, the Termination Date and no Letter of Credit shall be issued that has an expiration date that extends beyond the Termination Date.

            B. NOTE. All Loans shall be evidenced by the Note. The Bank shall record advances and principal payments thereof on the grid attached thereto or, at its option, in its records, and the Banks record thereof shall be conclusive absent manifest error. Notwithstanding the foregoing, the failure to make or an error in making a notation with respect to any Loan or any payment shall not limit or otherwise affect the Obligations of the Borrower with respect to such Loan or payment.

            C. INTEREST RATE AND REPAYMENT. The Borrower shall repay, and shall pay interest on, the unpaid principal amount of the Loans in accordance with the provisions of the Note.

            D. USE OF PROCEEDS. The proceeds of the Loans shall be available (and the Borrower agrees that it shall use such proceeds) to finance seasonal needs, provide funds for special projects, pay transaction costs for the Purchase Transactions and provide for the ordinary working capital of the Borrower.

            E. CLEAN-UP PERIOD. The Borrower shall reduce the aggregate principal amount of Loans outstanding, and all accrued and unpaid interest thereon, under this Agreement to zero for a period of at least 30 consecutive days during each Fiscal Year; provided that no Loan that has been extended by the issuance by the Bank of a letter of credit for the benefit of the Borrower shall be required to be reduced as a result of this Section II.E.

            F. REDUCTION OF COMMITMENT. Upon at least three Business Days' irrevocable notice, the Borrower shall have the right to permanently terminate or reduce the Commitment at any time or from time to time; provided that (i) each partial reduction shall be in aggregate amount at least equal to $1,000,000 or any integral multiple of $100,000 in excess thereof and (ii) no reduction shall be made to the extent it would reduce the Commitment to an amount less than the aggregate principal amount of the Loans then outstanding. Any reduction or termination of the Commitment under this Section 2.F. shall be permanent and may not be reinstated.

            G. EXTENSION OF MATURITY DATE. No later than 60 days before the Maturity Date, the Borrower may deliver a written notice to the Bank specifying that it desires to extend the Maturity Date to June 30 of the following calendar year. Should the Borrower so notify the Bank, no later than 30 days before the Maturity Date the Bank shall notify the Borrower whether the Bank is willing to so extend the Maturity Date. Should the Bank agree to so extend the Maturity Date, the Bank shall timely so notify the Borrower and the Maturity Date shall be extended to June 30 of the following calendar year. If the Bank does not agree to extend the Maturity Date, the Bank shall so notify the Borrower and the Maturity Date shall remain unchanged.

            H. PREPAYMENTS.

                  (1) MANDATORY PREPAYMENTS.

                        (a) If, at any time and from time to time, the Bank notifies the Borrower that the aggregate principal amount of the Loans then outstanding exceeds an amount equal to the Borrowing Base on such date, the Borrower shall repay the Loans within two (2) Business Days of the date such notice is given by the amount equal to such excess, together with accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid. Any amount of principal of a Loan so prepaid may be reborrowed in accordance with Section II.A.

                        (b) The Borrower shall, on each day on which funds are deposited in the Account (as defined in the Security Agreement), apply such funds to prepay the outstanding principal amount of the Loans, together with accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid. Any amount of principal of a Loan so prepaid may be reborrowed in accordance with Section II.A.

                  (2) OPTIONAL PREPAYMENT. The Borrower may prepay any Loan in whole at any time or in part from time to time, without penalty or premium, and each such prepayment shall be accompanied by the payment of accrued interest to the date of such prepayment on the amount prepaid; provided that (i) each partial prepayment shall be in a principal amount equal to $10,000 or an integral multiple thereof and (ii) the Borrower shall give the Bank written notice at least one (1) Business Day prior to the date of the prepayment of a Loan. Each notice of prepayment shall be irrevocable and shall specify the date and the amount of the prepayment. Any amount of principal of a Loan so prepaid may be reborrowed in accordance with Section II.A.

            I. COMMITMENT FEE. The Borrower will pay in immediately available funds on the last Business Day of each March, June, September and December and on the Termination Date, a commitment fee (the "Commitment Fee") equal to one-half of one percent (1/2%) per annum on the average amount, calculated on a daily basis, by which the Commitment exceeds the sum of the aggregate outstanding principal amount of all Loans during the quarterly (or shorter) period ending on such date. The Commitment Fee due under this Section II.H. shall be calculated by the Bank (which calculation shall be conclusive absent demonstrable error), shall commence to accrue on the Closing Date and shall cease to accrue on the Termination Date.

            J. PAYMENT. Payment of principal, interest and any other sums due under this Agreement or under the Note shall be made without setoff or counterclaim in United States dollars and in immediately available funds on the day such payment is due not later than 12:00 noon (New York time). All sums received after such time shall be deemed received on the next Business Day, and principal payments or sums (other than interest) due hereunder shall bear interest for an additional day or days, as applicable. All payments shall be made to the Bank in accordance with the Bank's written instructions.

            K. COMPUTATIONS OF INTEREST; BUSINESS DAY.

                  (1) All computations of interest under this Agreement and the Note shall be made on the basis of a year of three hundred sixty (360) days and actual days elapsed. Interest shall accrue daily on each Loan outstanding from and including the date such Loan is made by the Bank to but excluding the date on which such Loan is repaid.

                  (2) Payment of all amounts due hereunder shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the next Business Day.

            L. INCREASED COSTS, ETC.

                  (1) If, after the date of this Agreement, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any (x) change in the basis of taxation of payments to the Bank of the principal of or interest on any Loan (excluding changes in the rate of tax payable on the Bank's overall income or income allocable to a particular jurisdiction and bank franchise taxes) or (y) imposition or change in any reserve or similar requirement, and the result of any of the foregoing is an increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Loan, then the Borrower shall from time to time, upon demand by the Bank, pay to the Bank an additional amount which the Bank has determined reasonably and in good faith to be sufficient to compensate the Bank for such increased cost. The Bank shall give the Borrower written notice of such occurrence and deliver to the Borrower a certificate setting forth the amount of such increased cost, together with its reasonably detailed calculations used to determine such amount, which shall be conclusive and binding for all purposes, absent demonstrable error.

                  (2) If the Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and that the amount of such capital is increased by or based upon the existence of any Loan or the Commitment, then the Borrower shall, upon demand by the Bank, pay to the Bank an additional amount sufficient to compensate the Bank or such corporation in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of such Loans or the Commitment. A certificate as to such amounts, submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent demonstrable error.

                  (3) Prior to making any demand for compensation under this
Section II.K., (i) the Bank will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its lending office if the making of such a filing or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of the Bank, be otherwise disadvantageous to the Bank, and (ii) the Bank will permit the Borrower to prepay all or any part of the affected Loans, together with interest to the date of payment; provided that nothing herein shall relieve the Borrower from its obligations to compensate the Bank for increased costs or reduced return incurred prior to the taking of the actions contemplated by clauses (i) and (ii) above.

            M. LETTERS OF CREDIT. Subject to the terms of this Agreement, the Commitment may be utilized, upon the request of the Borrower, in addition to making Loans pursuant to Section II.A., by the issuance by the Bank of letters of credit ("Letters of Credit") for the account of the Borrower. At least three
(3) Business Days prior to the proposed date of issuance of any requested Letter of Credit, the Borrower shall deliver to the Bank a completed and executed application in form satisfactory to the Bank (a "Letter of Credit Application") with respect to such Letter of Credit which shall specify the account party or parties therefor and shall describe in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) and the nature of the transactions or obligations proposed to be supported thereby. The Borrower shall observe and perform all of the agreements to be observed and to be performed by it under each Letter of Credit Application, including its obligation to pay any letter of credit fee specified therein and its Reimbursement Obligation with respect thereto. The issuance by the Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article III, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Bank and (ii) the Borrower shall have executed and delivered a Letter of Credit Application and such other instruments relating to such Letter of Credit as to the Bank shall reasonably request; provided, however, that in the event of any conflict between any Letter of Credit Application or other instrument and the provisions of any other Loan Document, the provisions of such other Loan Document shall govern.

                  III. CONDITIONS TO LOANS.

            A. CONDITIONS TO ALL LOANS. The obligation of the Bank to make any Loan hereunder on any date is subject to the conditions precedent that:

                  (1) The following statements shall be true on and as of the date when such Loan is made, and the acceptance of the proceeds of such Loan by the Borrower shall be deemed to be a representation and warranty of the Borrower on the date of such Loan that: (a) the representations and warranties contained in Article IV hereof and in each other Loan Document are true and correct on and as of such date, before and after giving effect to such Loan and to the application of the proceeds therefrom and (b) no event has occurred and is continuing or would result from the making of such Loan, which constitutes a Default or an Event of Default hereunder;

                  (2) The Bank shall have received a Notice of Borrowing in accordance with Section II.A. with respect to such Loan;

                  (3) The Bank shall have determined that there is sufficient Availability to make such Loan; and

                  (4) The Bank shall not have determined that the prospect of payment or performance of any Loan has been materially impaired as a result of any event or condition causing a Material Adverse Effect.

            B. CONDITIONS TO INITIAL LOAN. The obligation of the Bank to make the initial Loan hereunder is subject to the following additional conditions precedent:

                  (1) The Bank shall have received this Agreement, duly executed by the Borrower.

                  (2) The Bank shall have received the Note, duly executed by the Borrower.

                  (3) The Bank shall have received the Guaranty, duly executed by the Guarantor.

                  (4) The Bank shall have received the Partnership Guaranty, duly executed by the Stewart Partnership.

                  (5) The Bank shall have received the Borrower Security Agreement, duly executed by the Borrower, the Partnership Security Agreement, duly executed by the Stewart Partnership, and the Stewart Security Agreement, duly executed by the Guarantor, together with:

                        (a) copies of proper Uniform Commercial Code financing statements, and other appropriate filings, each duly filed or ready for filing in all jurisdictions and offices that the Bank may deem necessary in order to perfect the security interests created by the Borrower Security Agreement, the Partnership Security Agreement and the Stewart Security Agreement,

                        (b) completed requests for information, listing all effective financing statements filed in the jurisdictions referred to in paragraph (a) above that name the Borrower, the Stewart Partnership or the Guarantor as debtor, together with copies of such financing statements (none of which shall cover the Collateral purported to be covered by the Borrower Security Agreement, the Partnership Security Agreement or the Stewart Security Agreement), and

                        (c) evidence that all other actions necessary or, in the good faith opinion of the Bank, desirable to perfect and protect the security interests created by the Borrower Security Agreement, the Partnership Security Agreement and the Stewart Security Agreement have been taken, in form and substance reasonably satisfactory to the Bank.

                  (6) The Bank shall have received a Borrowing Base Certificate setting forth the Borrowing Base as of the Closing Date.

                  (7) The Bank shall have received the Kmart Consent, duly executed by Kmart Corporation and acknowledged by the Borrower.

                  (8) The Bank shall have received the Lifetime Consent, duly executed by Lifetime Entertainment Services and acknowledged by the Borrower.

                  (9) The Bank shall have received the Sherwin-Williams Consent, duly executed by The Sherwin-Williams Company and acknowledged by the Borrower.

                  (10) The Bank shall have received the Subordination Agreement, duly executed by the Borrower and Time Publishing.

                  (11) Prior to or simultaneously with the Closing Date, the transactions contemplated under the Time Publishing Agreements and the Purchase Transactions shall have been consummated in accordance with (i) the Time Publishing Agreements and the Purchase Documents, without any waiver or amendment not consented to by the Bank of any term, provision or condition set forth therein and (ii) all applicable laws or requirements of any applicable Governmental Authority.

                  (12) All representations and warranties of the Borrower and Time Publishing contained in the Time Publishing Agreements and the Purchase Documents shall be true and correct in all material respects on the Closing Date, as though made on and as of such date (except insofar as such representations and warranties relate expressly to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date) and no default or event of default shall exist thereunder.

                  (13) The Bank shall have received true and complete copies, certified by an officer of the Borrower, of the Purchase Agreement with all schedules and exhibits thereto, each other Purchase Document, each Time Publishing Agreement and each Assigned Contract (as defined in the Borrower Security Agreement).

                  (14) The Bank shall have received

                        (a) a copy of the Certificate of Formation of the Borrower, as amended to such date, certified as of a recent date by the Secretary of State of the State of Delaware, and a certificate of good standing from such Secretary of State dated as of a recent date;

                        (b) a certificate of an officer of the Borrower, dated the Closing Date and certifying (i) that attached thereto is a true and complete copy of the LLC Agreement and other constitutive documents as in effect on the date of such certificate, (ii) that attached thereto is a true and complete copy of the resolutions adopted by the managers of the Borrower authorizing the execution, delivery and performance of each of the Loan Documents and the Contemplated Transactions and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) that the Borrower's Certificate of Formation has not been amended since the date of the last amendment thereto shown on the certificate of good standing delivered pursuant to subparagraph 14(a) above, (iv) that attached thereto is a true and complete list of the members, officers and directors of the Borrower as of the date of such certificate and (v) as to the incumbency and specimen signature of each of the Borrower's officers executing this Agreement, the Note, each Security Document or any other Loan Document delivered herewith or therewith, as applicable; and

                        (c) a certificate of another of the officers of the Borrower as to the incumbency and signature of the officer delivering the certificate described in subparagraph 14(b) above.

                  (15) The Bank shall have received

                        (a) a copy of the Certificate of Limited Partnership of the Stewart Partnership, as amended to such date, certified as of a recent date by the Secretary of State of the State of Connecticut, and a certificate of existence from such Secretary of State dated as of a recent date;

                        (b) a certificate of the general partner of the Stewart Partnership, dated the Closing Date and certifying (i) that attached thereto is a true and complete copy of the Partnership Agreement and other constitutive documents as in effect on the date of such certificate, (ii) that the Certificate of Limited Partnership of the Stewart Partnership has not been amended since the date of the last amendment thereto shown on the certificate of good standing delivered pursuant to subparagraph 15(a) above, (iii) that attached thereto is a true and complete list of the partners of the Stewart Partnership as of the date of such certificate and
      (iv) as to the incumbency and specimen signature of each of the Stewart Partnership's partners executing the Loan Documents to which the Stewart Partnership is party; and

                        (c) a certificate of another of the partners of the Stewart Partnership as to the incumbency and signature of the partner delivering the certificate described in subparagraph 15(b) above.

                  (16) The LLC Agreement shall have been executed by the members of the Borrower and shall be in form and substance satisfactory to the Bank.

                  (17) The Borrower shall have paid to the Bank the fee of $100,000 with respect to the issuance of the commitment letter dated as of January 13, 1997 among the Bank, the Borrower, the Guarantor, Martha Stewart, Inc. and Martha Stewart Company.

                  (18) The Bank shall have received, and determined the same to be in form and substance satisfactory to it, evidence of the Borrower's compliance with Section V.B. hereof.

                  (19) The Account shall have been established in accordance with the terms of this Agreement and the Borrower Security Agreement.

                  (20) The Bank shall have received favorable opinions of Wachtell, Lipton, Rosen & Katz and Kenyon & Kenyon, counsel to the Borrower, as to such matters as the Bank may reasonably request, in form and substance reasonably satisfactory to the Bank.

                  (21) The Bank shall have received a certificate(s) evidencing the interest of the Stewart Partnership in the Company, together with a stock power executed in blank with medallion guaranty.

                  (22) All legal matters in connection with the Contemplated Transactions and the Purchase Transactions shall be satisfactory to the Bank and its counsel in their sole discretion.

                  (23) The Bank shall have received all other promissory notes, loan agreements, security agreements, financing statements, assignments, guaranties, corporate resolutions, appraisals and other documents and instruments that are, in the opinion of the Bank, necessary in connection with the Loans, and such other financial or other information as the Bank may reasonably require.

      IV. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Bank as follows:

            A. GOOD STANDING. The Borrower (i) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its property and assets and to carry on its business as conducted and currently proposed to be conducted and (iii) is qualified to do business in each jurisdiction where the failure to so qualify could have a Material Adverse Effect.

            B. AUTHORIZATION. The Borrower (i) has the power and authority to execute, deliver and perform its obligations under this Agreement, the Note, the other Loan Documents, the Time Publishing Agreements and the Purchase Documents to which it is a party and (ii) is duly authorized to execute, deliver and perform this Agreement, each of the other Loan Documents, the Time Publishing Agreements and the Purchase Documents to which it is a party, borrow hereunder, grant the security interests in the Collateral created by the Security Documents and consummate the Contemplated Transactions and the Purchase Transactions and to incur the Time Publishing Indebtedness.

            C. NO CONFLICTS. Neither the execution and delivery of the Loan Documents, the Time Publishing Agreements and the Purchase Documents, nor the consummation of the transactions contemplated herein and therein, nor the performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (i) violate or conflict with any provision of its Certificate of Formation or the LLC Agreement or other constitutive documents,
(ii) violate, contravene or conflict with any law, regulation (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve), order, writ, judgment, injunction, decree or permit of any Governmental Authority or arbitration authority applicable to it, (iii) violate, contravene or conflict with contractual provisions of, or cause a default under, any indenture, agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation of any Lien (other than Permitted Liens) upon any property or assets of the Borrower.

            D. APPROVALS. No registration or filing with, consent or approval of, or other action by, any Governmental Authority is or will be required on behalf of the Borrower in connection with the Contemplated Transactions, the Purchase Transactions or the incurrence of the Time Publishing Indebtedness, other than the filings necessary to perfect the Liens as contemplated by the Subordination Agreement and those which the failure to obtain could not have a Material Adverse Effect.

            E. BINDING AGREEMENT. Each of this Agreement, the other Loan Documents, the Purchase Documents and the Time Publishing Agreements to which the Borrower is a party have been duly executed and delivered by the Borrower and each constitutes its valid and legally binding obligation, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

            F. LITIGATION. There is no litigation or proceeding involving the Borrower pending or, to the knowledge of the Borrower, threatened before any court or other Governmental Authority or arbitration authority, against or affecting the Borrower or its business, assets or rights, the Purchase Transactions or the transactions contemplated by the Time Publishing Agreements.

            G. COMPLIANCE WITH LAWS. The Borrower is not in violation of any law, rule or regulation or in default with respect to any judgment, writ, injunction or decree, of any Governmental Authority or arbitration authority the violation of which could have a Material Adverse Effect.

            H. TAXES. All taxes and assessments due and payable by the Borrower have been paid or are being contested in good faith by appropriate proceedings and the Borrower has filed all tax returns which it is required to file.

            I. ACCURACY OF INFORMATION. All information furnished by the Borrower to the Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete in all material respects on the date as of which such information is delivered to the Bank and is not and will not be incomplete by the omission of any fact necessary to make such information not materially misleading.

            J. USE OF PROCEEDS. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section II.D. hereof. None of such proceeds will be used for the purpose of purchasing or carrying any Margin Stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation G, T, U or X of the Board of Governors of the Federal Reserve.

            K. OWNERSHIP OF PROPERTIES. The Borrower has good and marketable title to its assets, free and clear of all Liens, other than Permitted Liens. The Borrower has good and marketable title to all the assets purchased by it from Time Publishing under the Purchase Documents, free and clear of all Liens other than Permitted Liens, and such assets comprise all of the rights and property necessary to permit the Borrower to conduct the business of Martha Stewart Living Enterprises division, including, without limitation, Martha Stewart Living Television, Martha by Mail and Home for the Holidays, in all material respects as it was conducted by Time Publishing.

            L. ERISA. With respect to the provisions of ERISA:

                  (1) Each Plan has complied with and has been administered in all material respects in accordance with applicable provisions of ERISA and the Code.

                  (2) No Reportable Event has occurred with respect to any Plan that resulted or is reasonably likely to result in any unpaid liability that could have a Material Adverse Effect.

                  (3) The present value of all accrued benefits under each Single Employer Plan maintained by the Borrower or any ERISA Affiliate (based on then current assumptions used to fund such Plan as of the last annual valuation date applicable thereto), does not exceed the value of the assets of each such Plan allocable to such benefits.

                  (4) Neither the Borrower nor any ERISA Affiliate has received notice that any Multiemployer Plan is in reorganization or insolvent where such reorganization or insolvency has resulted, or would be reasonably likely to result in an unpaid liability that is reasonably likely to have a Material Adverse Effect nor, to the best knowledge of the Borrower, is any such reorganization or insolvency reasonably likely to occur. Neither the Borrower nor any ERISA Affiliate has incurred any unpaid withdrawal liability, or is reasonably expected to incur any withdrawal liability, to any Multiemployer Plan.

            M. ENVIRONMENTAL. The conduct of the Borrower's business operations and the condition of the Borrower's property does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials the violation of which could reasonably be expected to have a Material Adverse Effect.

            N. PURCHASE DOCUMENTS. The Purchase Documents have been duly executed and delivered by the parties thereto, are in full force and effect, constitute valid and legally binding obligations of the parties thereto and are enforceable against such parties in accordance with the terms thereof. The Purchase Transactions to occur on or prior to the Closing Date have been consummated, and all conditions precedent to such transactions have been satisfied or waived in writing. The representations and warranties of the Borrower and, to the knowledge of the Borrower, Time Publishing contained in the Purchase Documents are each true and correct in all material respects.

            O. SOLVENCY. The Borrower is and, immediately after consummation of the Contemplated Transactions and the transactions contemplated by the Purchase Documents and the Time Publishing Agreements, will be Solvent.

            P. INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. The Borrower is not an "investment company" as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940. The Borrower is not a "holding company" as that term is defined in or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.

      V. AFFIRMATIVE COVENANTS. Until full payment and performance of all Obligations and the termination of the Commitment, the Borrower will, and will cause each of the Subsidiaries to, unless the Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

            A. FINANCIAL STATEMENTS AND OTHER INFORMATION. Furnish to the Bank, in form and content reasonably acceptable to the Bank, the following:

                  (1) as soon as available, but not later than 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income and statements of earnings, operations, cash flow and members' equity for such Fiscal Year, prepared in accordance with GAAP and certified in a manner reasonably acceptable to the Bank by independent certified public accountants reasonably acceptable to the Bank;

                  (2) as soon as available, but not later than 45 days after the end of each of the first three quarters of each Fiscal Year of the Borrower, an unaudited consolidated balance sheet of the Borrower as of the end of such quarter and a consolidated income statement, and consolidated statement of earnings, operations, cash flows and members' equity for the period commencing at the end of the previous Fiscal Year and ending with end of such quarter, prepared in accordance with GAAP and certified (subject to normal year-end audit adjustment and the absence of footnotes) on behalf of the Borrower by the chief financial officer of the Borrower;

                  (3) as soon as available, but not later than 30 days after the end of each month, an unaudited consolidated balance sheet of the Borrower as of the end of such month and a consolidated income statement and consolidated statement of earnings, operations, cash flows and members' equity for each such month, prepared in accordance with GAAP and certified (subject to normal year-end audit adjustment and the absence of footnotes) on behalf of the Borrower by the chief financial officer of the Borrower;

                  (4) concurrently with any delivery under paragraph (1), (2) or
(3) above, a certificate of the chief financial officer of the Borrower (a) certifying that no Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (b) setting forth computations and conclusions, in such detail as the Bank may reasonably request, with respect to compliance with this Agreement, and the other Loan Documents, including computations of all quantitative covenants;

                  (5) as soon as practicable, copies of all registration statements, annual, periodic or other reports, forms, filings, proxy statements, loan documents, financial information, and other information filed by any Loan Party with or submitted to the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or any national securities exchange and copies of all proxy statements, financial statements and reports submitted to its shareholders;

                  (6) not later than November 30 of each year, a copy of the business plan and the projections of the operating budget and cash flow budget of the Borrower and the Subsidiaries for the next succeeding Fiscal Year, such projections to be accompanied by a summary of assumptions and operating statistics used in calculating such budgets and a certificate of the chief financial officer of the Borrower certifying that such projections have been prepared in good faith on the basis of reasonable assumptions and that such officer has no reason to believe that they are incorrect or misleading in any material respect, and within 45 days after the end of each fiscal quarter, an update or revision to such plan, and any other updates or revisions to such plan as soon as available;

                  (7) as soon as available, but not later than 20 days after the end of each month,

                        (a) a summary aging schedule of the Receivables as of the last day of such month for the Borrower, and

                        (b) a Borrowing Base Certificate as of the last day of such month executed by the chief financial officer of the Borrower;

                  (8) promptly upon, and in any event not later than five (5) days after, becoming aware thereof, notice of

                        (a) the breach by any party of any Assigned Contract, any Purchase Document or any Time Publishing Agreement;

                        (b) the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loans, or invalidating, or having the effect of invalidating, any provision of this Agreement, the Note, the other Loan Documents or any Time Publishing Agreement or Purchase Document, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

                        (c) the filing or commencement of any action, suit or proceeding against the Borrower or any Subsidiary before any Governmental Authority the adverse determination of which could reasonably be expected to have a Material Adverse Effect;

                        (d) any Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

                        (e) the occurrence or expected occurrence of any Reportable Event with respect to any Plan;

                        (f) the institution of proceedings or the taking or expected taking of any other action by the PBGC or the Borrower or any ERISA Affiliate to terminate, withdraw or partially withdraw from any Plan, and, with respect to any Multiemployer Plan, the reorganization or insolvency of such Plan;

                        (g) any development in the business or affairs of the Borrower, the Subsidiaries or any other Loan Party which has had or could reasonably be expected to have a Material Adverse Effect;

                        (h) the commencement by the United States Internal Revenue Service of an audit of any Federal income tax return of the Borrower, any Subsidiary or any other Loan Party; and

                        (i) the commencement of any proceeding pursuant to which the Borrower, any Subsidiary or any other Loan Party contests the validity or amount of any tax, assessment or governmental charge or levy which is in excess of $100,000;

                  (9) promptly upon receipt or delivery thereof, copies of all notices received or delivered under or pursuant to the Purchase Documents or the Time Publishing Agreements; and

                  (10) promptly such other information, reports and other information as the Bank may reasonably request.

            B. INSURANCE. Maintain at all times insurance with responsible insurance companies (i) on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, business interruption insurance, workers' compensation insurance and liability insurance, all to be with such companies as are reasonably satisfactory to the Bank and providing for at least 30 days' prior notice to the Bank of any cancellation thereof and (ii) of the type and in the amounts specified in the definition of Insurance Assignments herein. All casualty insurance, credit insurance and other insurance covering tangible personal property subject to a Lien in favor of the Bank granted pursuant to the Security Documents shall provide that the Bank is a loss payee.

            C. EXISTENCE AND COMPLIANCE. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, and comply in all respects with all laws, rules, regulations and orders of any Governmental Authority (including, without limitation, those relating to environmental laws) applicable to the operation of its business whether now in effect or hereafter enacted if noncompliance with such law, rule, regulation or order could reasonably be expected to have a Material Adverse Effect.

            D. TAXES. Pay and discharge promptly when due all material taxes, assessments and governmental charges, levies or claims imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any part thereof, except such taxes, assessments and governmental charges, levies and claims which are diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP.

            E. USE OF PROCEEDS. Use the proceeds of the Loans solely as permitted under Section II.D.

            F. MAINTENANCE. Maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, copyrights, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

            G. ENVIRONMENTAL. Immediately advise the Bank in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting the Borrower's or any Subsidiary's business operations and (ii) all claims made or threatened by any third party against the Borrower or a Subsidiary relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials which if adversely determined could reasonably be expected to have a Material Adverse Effect. The Borrower shall promptly notify the Bank of any remedial action taken by the Borrower or any Subsidiary with respect to any Hazardous Materials affecting business operations of the Borrower or such Subsidiary. The Borrower will not use or permit any other party to use any Hazardous Materials at any of the Borrower's or the Subsidiaries' places of business or at any other property owned by the Borrower except such materials as are incidental to the Borrower's or such Subsidiary's normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. The Borrower agrees to permit the Bank, its agents, contractors and employees to enter and inspect any of the Borrower's or the Subsidiaries' places of business or any other property of the Borrower or any Subsidiary at any reasonable times upon three (3) days' prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that the Borrower and the Subsidiaries are complying with this covenant and the Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and audit. The Borrower and the Subsidiaries shall provide the Bank, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by the Borrower's and the Subsidiaries' business operations within five (5) days of the request therefor.

            H. ERISA. Pay and discharge promptly any liability imposed upon it pursuant to the provisions of Title IV of ERISA; provided, however, that neither the Borrower nor any ERISA Affiliate shall be required to pay any such liability if (i) the amount, applicability or validity thereof shall be diligently contested in good faith by appropriate proceedings, and (ii) such Person shall have set aside on its books reserves which, in the opinion of the independent certified public accountants of such Person, are adequate with respect thereto.

            I. OBLIGATIONS UNDER LOAN DOCUMENTS. (i) Make full and timely payment of the Obligations, whether now existing or hereafter arising, (ii) duly comply with all the terms and covenants contained in this Agreement and in each of the other Loan Documents, and (iii) except for the filing of continuation statements and the making of other filings by the Bank as secured party or assignee, at all times take all actions necessary to maintain the Liens and security interests provided for under any of the Loan Documents as valid and perfected first priority Liens on the property intended to be covered thereby (subject only to Permitted Liens) and supply all information to the Bank necessary for such maintenance.

            J. OTHER OBLIGATIONS. Perform in all respects all of its obligations under the terms of all agreements, indentures, mortgages, security agreements or other instruments to which it is a party or by which it or its properties is bound (including those contained in the Purchase Documents and the Time Publishing Agreements), except where the failure to perform could not reasonably be expected to have a Material Adverse Effect.

            K. MAINTAINING RECORDS; ACCESS TO PROPERTIES AND INSPECTIONS; RIGHT TO AUDIT. Maintain financial records in accordance with GAAP and, upon reasonable notice, at all reasonable times and as often as the Bank may reasonably request, permit any authorized representative designated by the Bank to visit and inspect the properties and financial records of the Borrower and the Subsidiaries, subject to Section IX.A. hereof, and permit any authorized representative designated by the Bank to discuss the affairs, finances and condition of the Borrower and the Subsidiaries with the chief financial officer of the Borrower and such other officers as the Bank shall deem appropriate and the independent public accountants of the Borrower, as applicable. At the expense of the Borrower, subject to Section IX.A. hereof, the Bank shall have the right to audit (i) as often as it may reasonably request, the books and records of the Borrower and the Subsidiaries and to review its compliance with the terms and conditions of this Agreement and the other Loan Documents, and
(ii) at least twice each Fiscal Year, the books and records of the Borrower relating to the Receivables.

            L. MAINTENANCE OF ACCOUNTS. Maintain the Account, and maintain all of its deposit accounts and cash concentration accounts with the Bank or its Affiliates, except as is permitted by the Borrower Security Agreement.

            M. ASSIGNMENT OF LIFE AND DISABILITY INSURANCE; COPYRIGHT AND TRADEMARK FILINGS. As soon as practicable, (i) but not later than 60 days after the Closing Date, deliver to the Bank the Insurance Assignments duly executed by the Borrower and acknowledged by the issuers of the policies assigned thereunder and (ii) but not later than 10 days after request therefor by the Bank, deliver to the Bank such documents and instruments as the Bank may request to perfect the Bank's Lien in the Copyrights and Trademarks (as defined in the Borrower Security Agreement) pursuant to the Borrower Security Agreement.

            N. FURTHER ASSURANCES. Execute any and all further documents and take all further actions which may be required under applicable law, or which the Bank may reasonably request, to grant, preserve, protect and perfect the first priority security interest created by the Security Documents in the Collateral.

      VI. NEGATIVE COVENANTS. Until full payment and performance of all Obligations and the termination of the Commitment, the Borrower will not, and will not permit its Subsidiaries to, without the prior written consent of the Bank (and without limiting any requirement of any other Loan Documents):

            A. LIENS. Incur, create, assume or permit to exist any Lien on any of its property or assets, whether owned on the Closing Date or hereafter acquired, or assign or convey any rights or security interest in any future revenues, except for the following (collectively, "Permitted Liens"):

(i) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits (not including any Lien described in Section 412(m) of the Code) and utility company deposits; (ii) Liens imposed by law, such as landlord, carriers', warehousemen's, mechanics', materialmen's and vendors' Liens and other similar Liens, incurred in good faith in the ordinary course of business and securing obligations which are not overdue or are being contested in good faith by appropriate proceedings; (iii) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of real property (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of the property or the assets or materially impair the use thereof in the operation of the business of the Borrower and the Subsidiaries; (iv) Liens created in favor of the Bank; (v) Liens securing the Indebtedness permitted under clause (v) of Section VI.B. and which are at all times subordinate to the Lien created by the Borrower Security Agreement in accordance with the terms of the Subordination Agreement; (vi) judgment Liens which do not constitute an Event of Default; provided that the execution or enforcement of any such Lien is effectively stayed and the claim secured thereby is being actively contested in good faith and by appropriate proceedings; (vii) purchase money Liens on any property acquired by the Borrower or any Subsidiary securing Indebtedness incurred or assumed by the Borrower or such Subsidiary in compliance with the provisions of this Agreement and for the purpose of financing all or any part of the cost of acquiring such property; provided that such Lien (A) is created or incurred contemporaneously with such acquisition, (B) attaches solely to the property so acquired in such transaction and (C) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired; (viii) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights with respect to deposit accounts permitted to exist under this Agreement; (ix) inchoate Liens for taxes not yet due and payable or for taxes that are being contested actively and in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; and (x) Liens constituting intellectual property licenses entered into in the ordinary course of business.

            B. DEBT. Incur, create, assume or permit to exist any Indebtedness other than (i) Indebtedness secured by Liens permitted under Section VI.A.; (ii) Indebtedness existing on the Closing Date and listed on Schedule VI.B hereto, and any extension, renewal or refunding thereof on terms and conditions no more favorable, in the aggregate, to the obligee under such Indebtedness, but not any increase thereof; (iii) Indebtedness incurred hereunder and under the other Loan Documents; (iv) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business including, to the extent not current, accounts payable and accrued expenses that are subject to good faith dispute; and (v) the Time Publishing Indebtedness in an amount not to exceed $30,000,000 in aggregate principal amount outstanding at any time and which shall at all times be subordinate to the Loans and the Obligations in accordance with terms of the Subordination Agreement.

            C. INVESTMENTS. Make any Investments except for Investments which are (i) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms,
(ii) except to the extent limited or prohibited by any other provision of this Agreement, leases, subleases and capital leases, regardless of whether rent is paid in arrears or in advance, (iii) deposits made or expenses prepaid in the ordinary course of business in connection with workers' compensation, real estate taxes and insurance policies required to be maintained hereunder, (iv) any other prepaid expenses not to exceed $9,500,000 in the aggregate for the Borrower and the Subsidiaries, (v) Investments in each Fiscal Year not to exceed $750,000 in the aggregate for the Borrower and the Subsidiaries, (vi) Investments listed on Schedule IV to the Borrower Security Agreement, (vii) Collateral Investments (as defined in the Borrower Security Agreement) and
(viii) Investments in Subsidiaries in compliance with Section VI.O.

            D. CAPITAL EXPENDITURES. Permit or suffer the aggregate amount of payments made for Capital Expenditures, at the time incurred, to exceed (i) $6,500,000 in 1997 and (ii) $2,000,000 in 1998 for the Borrower and the
Subsidiaries.

            E. DIVIDENDS, DISTRIBUTIONS AND PAYMENTS. Declare or pay, directly or indirectly, any cash dividends or make any other distribution in cash, property, securities (other than its own membership interests or shares of its capital stock) or a combination thereof, with respect to any of its membership interests or shares of its capital stock, or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its membership interests or any shares of its capital stock, or set aside any amount for any such purpose (including, without limitation, making the Call Offer, as such term is defined in the LLC Agreement), except that (i) any Subsidiary may pay dividends or distributions to the Borrower or any Subsidiary, (ii) the Borrower may pay distributions to its members as provided in Section 9.2 of the LLC Agreement as in effect on the date hereof and (iii) the Borrower may pay the Time Special Distribution (as defined in the LLC Agreement).

            F. CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. Consolidate or merge into any other Person or sell, lease, transfer or assign to any Person, voluntarily or by operation of law, or otherwise dispose of any of its assets (whether now owned or hereafter acquired), or permit another Person to merge into it, except that (i) the Borrower or any Subsidiary may sell any of its inventory in the ordinary course of business, (ii) the Borrower or any Subsidiary may sell, lease, transfer, assign or otherwise dispose of its assets which are no longer necessary for the proper conduct of its business, (iii) the Borrower may transfer its assets to a corporation to which the Borrower is converting in accordance with Section 15.1(a) of the LLC Agreement as in effect on the date thereof and such transfer otherwise satisfies the requirements of
Section X.C. and (iv) the Borrower may pledge its assets to Time Publishing in accordance with the terms of the Subordination Agreement.

            G. SALE AND LEASE-BACK TRANSACTIONS. Enter into any arrangement, directly or indirectly, with any person whereby the Borrower or any Subsidiary shall sell or transfer any real or personal property and thereafter rent or lease such property or such other property which the Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

            H. SALES OF RECEIVABLES. Sell, assign, discount, transfer or otherwise dispose of any Receivable, promissory note, draft or trade acceptance or other right to receive payment held by it, except for (i) the purpose of collection or settlement in the ordinary course of business and (ii) the grant of Liens thereon pursuant to the Loan Documents and the Time Publishing Agreements in accordance with the terms of the Subordination Agreement.

            I. QUICK RATIO. Permit or suffer the ratio of Current Assets to Current Liabilities of the Borrower and the Subsidiaries at the end of any calendar quarter to be less than 1.35 to 1.0 for the three-month period then ending.

            J. DEBT SERVICE COVERAGE RATIO. Permit or suffer the Debt Service Coverage Ratio of the Borrower and the Subsidiaries at each June 30 and December 31 to be less than 2.0 to 1.0 for the six-month period then ending, except as may occur solely as a result of any payment of the Time Publishing Indebtedness required to be made pursuant thereto as a result of the registration by the Borrower of any equity securities of the Borrower pursuant to a registration statement under the Securities Act of 1933, as amended.

            K. CHARACTER OF BUSINESS. Change the general character of its business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

            L. SUBSIDIARIES. Create, acquire or otherwise cause to come into existence any Subsidiary; provided that the Borrower may create, acquire or otherwise cause to come into existence a Subsidiary wholly owned (directly or indirectly) by the Borrower if (i) the Borrower pledges all of its equity interest in such Subsidiary to the Bank to secure the Obligations pursuant to a pledge agreement in form and substance reasonably satisfactory to the Bank, (ii) such Subsidiary guarantees the Obligations pursuant to a guaranty agreement in form and substance reasonably satisfactory to the Bank, (iii) such Subsidiary grants to the Bank a first priority security interest in all of its assets of any kind or nature to secure such Subsidiary's obligations under the guaranty described in clause (ii) above pursuant to a security agreement in form and substance reasonably satisfactory to the Bank and (iv) the Bank receives such board resolutions, officer's certificates and opinions of counsel as the Bank shall reasonably request in connection with the actions described in clauses
(i), (ii) and (iii) above.

            M. ACCOUNTING CHANGE. Make any change in its accounting treatment or financial reporting practices except as required or permitted by GAAP, or change its Fiscal Year.

            N. TRANSACTIONS WITH AFFILIATES. Directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction with, any equity holder, Affiliate or agent of such Person, or any relative thereof, except (i) transfers of membership interests in the Borrower to employees of the Borrower as incentive compensation in connection with such employment in an aggregate amount not to exceed at any time 15% of the outstanding membership interests in the Borrower, (ii) transactions pursuant to the agreements set forth on Schedule VI.N hereto as such agreements are in effect on the date hereof and (iii) other transactions at prices and on terms not less favorable to it than that which would have been obtained in an arm's-length transaction with a non-affiliated third party.

            O. ERISA. (1) Engage in any transaction in connection with which the Borrower or any ERISA Affiliate is reasonably likely to be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

                  (2) Terminate any Pension Plan in a "distress termination" under Section 4041 of ERISA or take any other action which could result in a material liability of the Borrower or any ERISA Affiliate to the PBGC.

                  (3) Fail to make payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or, with respect to any Pension Plan, permit to exist any material "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto.

                  (4) Adopt an amendment to any Pension Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code.

            P. PREPAYMENT OR MODIFICATION OF INDEBTEDNESS; MODIFICATION OF AGREEMENTS.

                  (1) Other than the Indebtedness incurred under any Loan Document, directly or indirectly prepay, redeem, purchase or retire in advance of its scheduled maturity any Indebtedness, including, without limitation, the Time Publishing Indebtedness, except as is permitted by the terms of the Subordination Agreement.

                  (2) Directly or indirectly amend, modify, supplement or waive compliance with any term or provision of its Certificate of Formation, the LLC Agreement, certificate of incorporation, bylaws or other constitutive documents if the effect thereof could have a Material Adverse Effect.

                  (3) Directly or indirectly amend, modify, supplement or waive compliance with, or seek a waiver, in any manner under any term or provision of any of the Purchase Documents or the Time Publishing Agreements, or consent to any of the foregoing.

                  (4) Directly or indirectly amend, modify, supplement or waive compliance with or seek a waiver under any term or provision of or any other agreement, instrument or document to which the Borrower or such Subsidiary is a party if the effect thereof could reasonably be expected to have a Material Adverse Effect.

            Q. NEGATIVE PLEDGES, ETC. Enter into or be subject to, directly or indirectly, including, without limitation, as a non-party subsidiary of a party to any agreement, any agreement (other than this Agreement, any other Loan Document or any Time Publishing Agreement) which prohibits or restricts, in any manner (i) the incurrence, creation or assumption of any Indebtedness or any Lien upon any property of the Borrower or the Subsidiaries, or the sale, disposition or pledge of any asset of the Borrower or the Subsidiaries, except restrictions in any purchase money financing agreement permitted hereunder relating only to the asset financed thereunder, or (ii) any amendment or supplement to, or waiver under, this Agreement or any other Loan Document.

      VII. REMEDIES UPON DEFAULT. If an Event of Default (as defined in the
Note) shall occur, the Bank may exercise all rights, powers and remedies available to it under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

      VIII. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

            if to the Borrower:

            Martha Stewart Living Omnimedia LLC
            20 West 43rd Street
            25th Floor
            New York,  New York  10036
            Attention:  David Steward
            Telecopy No.:  (212) 522-7875

            with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York  10019
            Attention:  Andrew J. Nussbaum, Esq.
            Telecopy No.:  (212) 403-2000

            if to the Bank:

            NationsBank, N.A.
            Credit Services Center
            101 South Tryon Street, 6th Floor
            NationsBank Plaza
            Charlotte, North Carolina  28255

            Attention:  Tom Fruge
            Telecopy No.:  (704) 388-0040

            with a copy to:

            NationsBank, N.A.
            Private Client Group
            767 Fifth Avenue, 6th Floor
            New York, New York  10153
            Attention:  Jane Heller
            Telecopy No.:  (212) 407-5461

            and

            Paul, Weiss, Rifkind, Wharton & Garrison
            1285 Avenue of the Americas
            New York, New York  10019-6064
            Attention:  Neale M. Albert, Esq.
            Telecopy No.:  (212) 757-3990

or to such other address as any party may designate by written notice to all of the parties. Each such notice, request and demand shall be deemed given or made as follows:

      (1) If sent by hand delivery, upon delivery;

      (2) If sent by certified mail, upon the earlier of the date of receipt or five (5) days after receipt in the U.S. mail, first class postage prepaid;

      (3) If telecopied, telegraphed, telexed or cabled, when telecopied with telephonic confirmation of the receipt thereof, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

      IX. COSTS, EXPENSES AND ATTORNEYS' FEES.

            A. The Borrower agrees to pay on demand all reasonable costs and expenses, including, without limitation, all due diligence, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, incurred by the Bank and its successors in interest in connection with the preparation and administration of this Agreement and any of the Loan Documents and the other documents to be delivered hereunder or with any amendments, modifications, waivers, extensions, renegotiations or workouts of the provisions hereof or thereof (whether or not consummated) or after a Default and the continuance thereof or an Event of Default and the continuance thereof, or in connection with any pending or threatened action, proceeding or investigation relating to the foregoing, including, without limitation, in each case, the reasonable fees and out-of-pocket expenses of outside counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under any Loan Document. The Borrower further agrees to pay on demand all reasonable costs and expenses, if any (including reasonable outside counsel fees and out-of-pocket expenses), incurred by the Bank and its successors in interest in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable outside counsel fees and out-of-pocket expenses incurred in connection with the enforcement of rights under this Article IX.

            B. The Borrower hereby indemnifies the Bank and each of its Affiliates, and their officers, directors, employees, agents, advisors and successors in interest (each, an "Indemnified Party") against, and agrees to hold each such Indemnified Party harmless from, any and all claims, damages, losses, liabilities and expenses, including, without limitation, reasonable fees and expenses of counsel, that may be incurred by or asserted or awarded against any such Indemnified Party, in each case arising out of, in any way connected with, or as result of, (i) the use of any of the proceeds of the Loans, (ii) this Agreement or any of the other Loans Documents or the other documents contemplated hereby or thereby, (iii) the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder and consummation of the Contemplated Transactions, (iv) breach of any representation or warranty by the Borrower, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not an Indemnified Party is a party thereto, or whether or not such investigation, litigation or proceeding is brought by the Borrower, its members or creditors or an Indemnified Party and whether or not the Contemplated Transactions are consummated; provided, however, that such indemnity shall not apply to the extent that any such claims, damages, losses, liabilities or expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

            C. The provisions of this Article IX shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Contemplated Transactions, the repayment of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or the Note, or any investigation made by or on behalf of the Bank. All amounts due under this Article IX shall be payable on written demand therefor.

      X. MISCELLANEOUS. The Borrower and the Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

            A. CUMULATIVE RIGHTS AND NO WAIVER. Each and every right granted to the Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other right and may be exercised in addition to any and all other rights of the Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right preclude any other future exercise thereof or the exercise of any other right. The Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on the Borrower in any case shall, of itself, entitle the Borrower to any other or future notice or demand in similar or other circumstances.

            B. APPLICABLE LAW. This Agreement and the Note and the rights and obligations of the parties hereunder and thereunder shall be governed by and interpreted in accordance with the laws of the State of New York without regards to conflict of laws provisions.

            C. AMENDMENT. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer that is at least a vice president of the Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon the Borrower and its successors and assigns, and inures to the benefit of the Bank, its successors and assigns; however, no assignment or other transfer of the Borrower's rights or obligations hereunder shall be made or be effective without the Bank's prior written consent, nor shall it relieve the Borrower of any obligations hereunder, except that the Borrower may assign and transfer its rights and obligations hereunder to any corporation to which the Borrower may be converted in accordance with Section 15.1(a) of the LLC Agreement as in effect on the date hereof if (i) no Default or Event of Default is then continuing or would result from such assignment, transfer or conversion and (ii) such corporation executes and delivers to the Bank such agreements, documents and other instruments (including promissory notes, security agreements and financing statements) as the Bank may request to effectuate and evidence such assignment and transfer. There is no third party beneficiary of this Loan Agreement.

            D. RIGHT TO SETOFF. If an Event of Default shall have occurred and be continuing, the Bank shall and is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any Indebtedness at any time owing by the Bank to or for the credit or account of the Borrower against any and all of the Obligations now or hereafter existing under this Agreement, the Note or any other Loan Document, irrespective of whether the Bank shall have made any demand therefor and although such Obligations may be unmatured. The Bank agrees to notify promptly the Borrower after any such setoff and application so made, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section X.D. are in addition to other rights and remedies which may be available to the Bank.

            E. DOCUMENTS. All documents, certificates and other items required under this Agreement to be executed and/or delivered to the Bank shall be in form and content satisfactory to the Bank and its counsel.

            F. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any Person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.

            G. SURVIVABILITY. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loans and shall continue in full force and effect until indefeasible payment in full in cash of all Obligations.

            H. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

            I. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be considered to be an original and all of which taken together shall constitute one and the same instrument.

      XI. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

            A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF THE BORROWER'S DOMICILE AT TIME OF THE EXECUTION OF THIS AGREEMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

            B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR
(II) BE A WAIVER BY THE BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C.
Section 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED
TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSURE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR

MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

      XII. NO ORAL AGREEMENT. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.

BORROWER:                                BANK:
Martha Stewart                           NationsBank, N.A.
Living Omnimedia LLC


By:  /s/David Stewart                    By:  /s/ Jane R. Heller
   -------------------------------          --------------------------------
   Name:  David Stewart                     Jane R. Heller
   Title: Chief Adm. Officer                Senior Vice President